EXHIBIT 99.1

News Release

205 Crosspoint Parkway
Getzville, NY 14068

Immediate Release
Columbus McKinnon CEO, Timothy T. Tevens, Announces Plans to Retire
AMHERST, N.Y., September 15, 2016 - Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, technologies and services, today announced that Timothy T. Tevens, the Company’s President, Chief Executive Officer and Director since 1998, has advised the Board of Directors that he will retire once his successor is appointed. He will continue to serve as President and CEO until that time and will help ensure a smooth transition.
Mr. Tevens noted, “The last 18 years at the helm of Columbus McKinnon has been a wonderful and deeply fulfilling experience for me as we have dramatically grown our Company through organic and acquisitive investments. We have built lean operations, established a customer-focused culture and expanded our global reach. Given the strength of the Company, now is an excellent time to work on transitioning my role in an orderly fashion to the next leader.”
Mr. Ernest R. Verebelyi, Chairman of the Board, in speaking for the entire board, expressed the board’s deep appreciation for Tim’s leadership and accomplishments, with particular emphasis on his building and nurturing a strong executive team to seamlessly carry through the many initiatives now underway for expansion and growth. On a final note, he conveyed the board’s best wishes for Tim in his retirement.
The Board of Directors has initiated a search for candidates with the assistance of Korn Ferry.
Mr. Tevens concluded, “I am quite proud of the nearly 3,000 associates around the world that work diligently to support our customers and continue on the tradition of safe and productive material handling. I am equally excited about Columbus McKinnon’s prospects and our position to be the leader in key technology that advances the material handling industry into the future. It has been an honor to be a part of this 140-year old organization and work closely with such great and dedicated colleagues.”
About Columbus McKinnon
Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, technologies, systems and services, which efficiently and ergonomically move, lift, position and secure materials. Key products include hoists, cranes, actuators, rigging tools, light rail work stations and digital power and motion control systems. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its website at http://www.cmworks.com.
Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring new business, the speed at which shipments improve, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Contacts:

Gregory P. Rustowicz	Investor Relations:
Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com